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                                                                    EXHIBIT 99.1


TRICORD ANNOUNCES RESTRUCTURING, EXPENSE REDUCTIONS

MINNEAPOLIS, MN - (SEPTEMBER 18, 2001) - Tricord Systems, Inc. (Nasdaq: TRCD) today announced a workforce reduction of approximately 50 employees in order to properly align and manage cost levels commensurate with current and projected revenue levels of the Company. The Company anticipates that the workforce reduction and other actions being taken will reduce quarterly operating expenses by approximately $2 million.

Tricord currently expects to record restructuring and other charges totaling approximately $1.2 to $1.5 million in the third quarter ending September 30, 2001 and in the fourth quarter ending December 31, 2001. Approximately half of these charges will be severance-related cash expenses. The remaining charges will be primarily non-cash charges.

"Considering the current difficult market conditions and IT spending environment, and the lack of visibility to a potential market upturn, we have taken necessary steps to reduce our operating expenses," said Joan Wrabetz, president and CEO of Tricord Systems. "We believe these actions are appropriate to most effectively position Tricord for success. These changes will not change our focus on generating initial customer footprint, ramping our sales efforts, continuing to enhance our product offerings, and developing Illumina(TM) software licensing partnerships."

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets innovative server appliances for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is ideally suited for applications including general file serving, web serving, email and caching. Founded in 1987, Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.



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"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's expectations regarding anticipated expense reductions resulting from the restructuring, as well as anticipated revenues and market acceptance of its products. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to develop and release commercially its server appliance products in a timely manner, delays in the market acceptance of the Company's products due to market conditions, software errors or other factors, the ability to generate revenues at a level that meets expectations, the ability to successfully establish and maintain a competitive position in the server appliance market, the ability to respond to changes in technology and industry standards, the ability to enter into partner relationships or otherwise develop distribution capabilities, the ability to protect and enforce its intellectual property rights, the ability to hire and retain required personnel, the ability to raise additional capital if required, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.


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720-548-4137

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